AMENDMENT NO. 10 TO FUND PARTICIPATION AGREEMENT

For

Rules 30e-3 and 498A

Janus Aspen Series

(Institutional and Service Shares)

This Amendment No. 10 (the “Amendment”) is effective as of March 1, 2021 and amends the Fund Participation Agreement, dated May 1, 2000, as amended, (the “Agreement”) between Janus Aspen Series (the “Trust”) and MetLife Insurance Company USA (the “Company”), on its own behalf and on behalf of each of its segregated asset accounts (the “Accounts”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, effective March 6, 2017, the Company changed its name to Brighthouse Life Insurance Company (“Brighthouse” or the “Company”);

WHEREAS, the Parties desire to amend the Agreement to update the Company name, Schedule A, and to further modify the Agreement as provided herein;

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain Portfolios (“Portfolio” or “Portfolios”) that constitute separate portfolios of the Trust and that serve as funding vehicles for Brighthouse, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse (the “Contract Owners”);

WHEREAS, the Trust maintains on its books and records one or more account(s) that hold and record ownership of shares of the Portfolios;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Trust to no longer deliver copies of Trust shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Trust shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.	Article II, Section 2.3 of the Agreement shall be amended by adding the following at the end thereof:

(c) Maintaining Website; Posting and Availability of Trust Shareholder Reports, Disclosure Documents and Other Required Materials. Brighthouse shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rule 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

1.

In connection with Required Materials (as defined below) filed after January 1, 2021, and continuing thereafter, the Trust shall provide Brighthouse with the following materials relating to each Portfolio so that Brighthouse can post the materials to a Brighthouse website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Portfolios; (vi) current Statutory Prospectus for the Portfolios; and (vii) current Statement of Additional Information (“SAI”) for the Portfolio (as such documents are specified in paragraphs i through iv of Rule 30e-3(b)and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3 or 498A, the “Required Materials”). The Trust shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than five (5) business days before the date each time that these materials are required to be posted by Rule 30e-3 (“30e-3 Posting Deadline”). The Trust shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the funds’ securities and the Contracts;

2.

The Trust shall ensure that the Required Materials provided to Brighthouse are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i));

3.

Brighthouse shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 2.3(c)(2) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3));

4.

In order for Brighthouse to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate the continuous offering of the funds’ securities and the Contracts, the Trust shall promptly provide to Brighthouse any amendments to the Required Materials;

5.

Brighthouse shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (1) through (4) of this Section 2.3(c) of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse on behalf of the Accounts); and

6.

The Trust shall prepare and provide the Portfolios’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

(d)

Content of Required Materials. The Trust shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Trust under the Agreement, the Trust shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

1.	Meet the applicable standards of the 1933 Act; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

2.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(e)	Specified Website, Notice, and Paper Delivery

1.	The Specified Website is as identified in Schedule B hereto, as it may be changed by Brighthouse from time to time in its sole discretion.

2.

Paper Notice to Contract Owners. Brighthouse shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (“Notice”), subject to the expense provision in subsection (5)(a) below.

3.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (5)(b) below.

4.

Investor Elections to Receive Future Trust Reports in Paper. Brighthouse shall fulfill Contract Owner elections to receive future Trust shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and subject to the expense provision in subsection (5)(b) below.

5.	Expenses.

a.	Notice. The Trust shall bear the costs of preparing (excluding postage expenses) the Notices of the availability of the Trust’s Reports to Contract Owners.

b.

Delivery of paper copies. The Trust shall be responsible for the reasonable costs of providing any electronic files and printing of any paper copies of Required Materials and future Trust reports pursuant to subsections (c) and (d) of this Section 4. The Trust shall reimburse the Company for the costs of mailing (excluding postage expenses) the Trust’s then current Required Materials to Contract Owners.

6.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Trust shall use a summary prospectus for each Portfolio, in accordance with paragraph (j)(1)(ii) of Rule 498A.

7.

Fund Performance and Expense Data. The Trust shall provide such data regarding each Portfolio’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide:

a.

the “Annual Portfolio Company Expenses” for each fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6);

b.

the “Total Annual Fund Operating Expenses” for each fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

c.

the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5 and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 and Instruction 7 to Item 18 of Form N-6).

The Trust shall provide the forgoing fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Portfolio’s fiscal year.

2.	Article II, Section 2.4 of the Agreement shall be deleted entirely and replaced with the following:

“2.4 The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com (“Trust Website”) and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s), except as may be required by rule, law or regulation.”

3.	Article VII Notices with respect to the Company shall be revised as follows:

If to the Company:

Brighthouse Financial

One Financial Center, 21st Floor

Boston, MA 02111

Attn: The Law Group

If to the Trust:

Janus Aspen Series

151 Detroit Street

Denver, CO 80206

Head of Legal – U.S

4.	Schedule A of the Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto.

5.	Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment.

6.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

7.

This Amendment may be executed in several counterparts, of which shall be an original but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form. Facsimile or electronic signatures will have the same legal effect as original signatures.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment to the Agreement as of the date written below.

JANUS ASPEN SERIES

By:	/s/ Abigail Murray
Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer
Date:	August 26, 2021 | 17:39 MDT

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:	/s/ Jason Frain
Name:	Jason Frain
Title:	Vice President
Date:	08/27/2021

SCHEDULE A

Separate Account and Associated Contracts

Separate Accounts	Products
Brighthouse Fund UL For Variable Life Insurance	MarketLife
Brighthouse Variable Life
Brighthouse Variable Life Accumulator
(Series II)
Brighthouse Variable Life Accumulator
(Series III)
Brighthouse Variable Survivorship Life
Brighthouse Variable Survivorship Life II
Brighthouse Fund UL III For Variable Life Insurance	COLI I
COLI 2000
COLI III
COLI IV
Corporate Select
Brighthouse Separate Account A	Group Flexible Payment Variable
Annuity (Sunshine SF 236)
Brighthouse Separate Account CPPVUL1 (unregistered)	COLI PPVL
Brighthouse Separate Account Eleven for Variable Annuities	Brighthouse Retirement Account
Gold Track
Gold Track Select
Gold Track Select – NY Plans
Marquis Portfolios
Universal Annuity
Universal Annuity Advantage
Universal Select Annuity
Vintage Access
Vintage II
Vintage II (Series II)
Vintage 3
Vintage L
Vintage XTRA
Vintage XTRA (Series II)
Brighthouse Separate Account QPN for Variable Annuities	Blueprint I Unregistered
Blueprint II Unregistered
Brighthouse Retirement Perspectives
PrimeBuilder I Unregistered
PrimeBuilder II Unregistered
Unallocated Group Variable Annuity
Unregistered Gold Track
Unregistered Gold Track Express
Unregistered Gold Track VSP

SCHEDULE B

Specified Website:

https://dfinview.com/BHF/TAHD/BHF